Exhibit 99.1

PPD Announces Third Quarter 2005 Earnings

Contacts:

Linda Baddour
+910 772 6999
linda.baddour@wilm.ppdi.com

Steve Smith
+910 772 7585
stephen.smith@wilm.ppdi.com

FOR IMMEDIATE RELEASE

PPD REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS

Third Quarter Highlights:

•	Gross new authorizations increase 108 percent year-over-year to a record $645 million

•	Development segment net revenue growth of 21.7 percent year-over-year

•	Cash flow from operations of $54.1 million; $142.0 million year-to-date

WILMINGTON, N.C., October 17, 2005—PPD, Inc. (Nasdaq: PPDI) today reported its financial and operating results for the third quarter ended September 30, 2005.

For the third quarter of 2005, PPD recorded net revenue of $273.3 million, an increase of 26.6 percent over net revenue of $215.8 million for the third quarter of 2004. Net revenue for the third quarter 2005 included reimbursed out-of-pocket expenses of $18.7 million, compared to $20.3 million for the same period in 2004.

Third quarter 2005 income from operations was $60.8 million, increasing 59.7 percent compared to income from operations of $38.1 million for the same period in 2004. Research and development expense for the third quarter 2005 was $2.0 million, compared to $4.1 million for the same period last year. The decrease in R&D expense was primarily related to the July 2005 transfer of the development and commercialization rights for the dipeptidyl peptidase IV (DPP4) inhibitor program to Takeda San Diego, Inc.

Third quarter 2005 earnings per diluted share were $0.66, compared to $0.44 for the third quarter of 2004. Third quarter 2005 earnings per diluted share includes a non-cash charge of $3.8 million related to the impairment of PPD’s investment in Spotlight Health. This impairment charge resulted in a $0.04, net of tax, impact on third quarter 2005 earnings per diluted share.

Segment Performance

Development segment net revenue, which does not include reimbursed out-of-pocket expenses, for the third quarter of 2005 was $235.1 million, an increase of 21.7 percent over the same period in 2004. Development segment income from operations for the third quarter 2005 was $47.5 million, compared to $41.7 million for the same period in 2004.

PPD Announces Third Quarter 2005 Earnings

Discovery sciences segment net revenue, which does not include reimbursed out-of-pocket expenses, was $19.5 million for the third quarter of 2005, compared to $2.3 million in the same period last year. Third quarter 2005 net revenue included a $15.0 million upfront payment from Takeda under the DPP4 agreement. Discovery sciences segment third quarter 2005 income from operations was $13.2 million, compared to a loss from operations of $3.6 million for the third quarter 2004.

Other Financial Information

Gross new business authorizations for the third quarter of 2005 totaled $645.3 million. The third quarter 2005 cancellation rate was 12.5 percent. Net days sales outstanding for the quarter at September 30, 2005 were 32.4 days. Third quarter 2005 cash flow from operations was $54.1 million. At September 30, 2005, PPD had $335.7 million in cash and minimal debt.

“The performance of our core development business was outstanding this quarter, hitting an all-time record for new authorizations and meeting or exceeding expectations in several key business units,” said Fred Eshelman, chief executive officer of PPD. “This quarter’s performance and our on-going dedication to execution should enable us to continue to drive long-term shareholder value. In addition, with our strong cash balance and robust free cash flow, we were pleased to recently declare both a special and regular dividend to our shareholders.”

PPD will conduct a live conference call and audio Webcast tomorrow, October 18, 2005, at 9 a.m. ET to discuss its third quarter 2005 results. A Q&A session will follow. To access the Webcast, please visit http://www.ppdi.com and follow the instructions under the Investor Presentations/Webcasts link in the Corporate section of the Web page. A replay of the Webcast will be available shortly after the call. If you have difficulty accessing the Webcast via the Internet, PPD has established a direct dial number, +888 214 0355, for telephone access.

PPD is a leading global contract research organization providing discovery and development services, market development expertise and compound partnering programs. Our clients and partners include pharmaceutical, biotechnology, medical device, academic and government organizations. With offices in 28 countries and more than 7,800 professionals worldwide, PPD applies innovative technologies, therapeutic expertise and a commitment to quality to help its clients and partners maximize returns on their R&D investments and accelerate the delivery of safe and effective therapeutics to patients. For more information, visit our Web site at http://www.ppdi.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although PPD attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause results to differ materially include the following: continued success in sales growth; loss of large contracts; increased cancellation rates; economic conditions and outsourcing trends in the pharmaceutical, biotechnology and medical device industries; competition within the outsourcing industry; risks associated with acquisitions and investments, such as impairments; risks associated with and dependence on collaborative relationships; risks associated with the development and commercialization of drugs; rapid technological advances that make our products and services less competitive; the ability to attract and retain key personnel; risks that we may not continue our recently announced dividend policy; and the other risk factors set forth from time to time in the SEC filings for PPD, copies of which are available free of charge upon request from the PPD investor relations department.

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PPD, Inc.

Statement of Operations Data

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net revenue:
Development	$235,148	$193,233	$672,931	$551,125
Discovery sciences	19,458	2,289	35,954	11,870
Reimbursed out-of-pockets	18,674	20,302	53,591	48,645

Total net revenue	273,280	215,824	762,476	611,640

Direct costs:
Development	117,414	95,038	338,531	274,082
Discovery sciences	2,064	1,367	5,821	4,215
Reimbursable out-of-pocket expenses	18,674	20,302	53,591	48,645

Total direct costs	138,152	116,707	397,943	326,942

Research and development	1,967	4,138	22,233	9,062
Selling, general and administrative	61,970	49,303	176,389	142,271
Depreciation	10,135	7,392	28,006	20,992
Amortization	279	231	846	973
Gain on exchange of assets	—	—	(5,144)	—
Restructuring charges	—	—	—	2,619

Income from operations	60,777	38,053	142,203	108,781

Impairment of investment	(3,797)	—	(3,797)	(2,000)
Other income, net	2,803	994	6,875	2,699

Income before income taxes	59,783	39,047	145,281	109,480
Income tax expense	21,402	14,057	47,627	36,412

Net income	$38,381	$24,990	$97,654	$73,068

Net income per share:
Basic	$0.67	$0.44	$1.71	$1.30

Diluted	$0.66	$0.44	$1.68	$1.29

Weighted average number of shares outstanding:
Basic	57,643	56,447	57,156	56,275

Diluted	58,570	57,010	58,033	56,765

PPD, Inc.

Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
Cash, cash equivalents and short-term investments	$335,707	$249,368
Accounts receivable and unbilled services, net	$269,184	$265,067
Working capital	$340,871	$257,103
Total assets	$1,119,957	$975,201
Unearned income	$145,632	$153,170
Long-term debt, including current portion	$7,835	$6,970
Shareholders’ equity	$757,881	$635,310